PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
FOR IMMEDIATE RELEASE	Chief Financial Officer
August 9, 2011	(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Second Quarter of 2011
Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, August 9, 2011) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 16 communities across Kansas, reported net earnings of $722,000 ($0.27 per diluted share) for the quarter ended June 30, 2011, compared to a net loss of $1.0 million ($0.40 per diluted share) for the second quarter of 2010. For the six months ended June 30, 2011, the company reported net earnings of $1.7 million ($0.64 per diluted share), compared to net earnings of $96,000 ($0.04 per diluted share) in the first half of 2010. Management will host a conference call to discuss these results on Wednesday, August 10, 2011, at 10:00 a.m. (CT). Investors may participate in the earnings call via telephone by dialing (877) 317-6789. A replay of the call will be available through September 11, 2011, by dialing (877) 344-7529 and using conference number 10001890.

Additionally, our Board of Directors declared a cash dividend of $0.19 per share, to be paid September 6, 2011, to common stockholders of record on August 24, 2011.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We again achieved solid fundamental earnings in the second quarter of 2011, reporting net earnings of $722,000 compared to a net loss of $1.0 million during the second quarter of 2010. During the first half of 2011, we recorded net earnings of $1.7 million, up from $96,000 in the first six months of 2010. The increase in net earnings was principally the result of a reduction in our provision for loan losses this year as we moved aggressively last year to resolve a handful of problem loans and to recognize the associated costs. Landmark has made good progress in improving asset quality and addressing issues within the loan portfolio.  Our ratio of non-performing loans to gross loans continued to decrease to 0.26% at June 30, 2011, compared to 1.99% at June 30, 2010. Loan demand remains soft amid uncertainty in the economy, but our portfolio has leveled off and we are seeing some opportunities in a few of our markets. During the first half of 2011, we invested in initiatives to improve internal processes and bank profitability. These initiatives increased non-interest expense in the first half, but we believe they will begin to show results in the second half of this year. While it is difficult to forecast future events, we believe our strong capital position, loan portfolio management, and solid fundamental earnings position us for future growth in both assets and earnings.”

Second Quarter Financial Highlights

Net interest income was $4.5 million for the quarter ended June 30, 2011, a decline of $37,000, or 0.8%, compared to the second quarter of 2010. Net interest margin, on a tax equivalent basis, increased from 3.79% during the second quarter of 2010 to 3.81% during the second quarter of 2011. Our higher net interest margin was offset by lower average interest-earning asset balances, which declined from $519.5 million during the second quarter of 2010 to $512.4 million during the second quarter of 2011. The provision for loan losses declined from $4.0 million during the second quarter of 2010 to $700,000 during the same period of 2011 due to improvements in our asset quality, as evidenced by our lower levels of non-performing loans and decreased loan charge-offs.

Total non-interest income decreased by $168,000, or 7.4%, to $2.1 million for the second quarter of 2011 from a year earlier primarily due to a decline of $430,000 in gains on sales of loans as the origination volumes of one-to-four family residential real estate loans was lower in the second quarter of 2011 as compared to the second quarter of 2010. Partially offsetting the decline in gains on sales of loans were increases of $154,000 in other non-interest income, $82,000 in fees and service charges and $26,000 in bank owned life insurance income.

We did not record any gains or losses on our investment portfolio during the second quarter of 2011 compared to a credit-related, other-than-temporary impairment loss of $140,000 recognized during the second quarter of 2010 on our portfolio of pooled trust preferred investment securities.

Non-interest expense increased $455,000, or 9.5%, to $5.2 million for the second quarter of 2011 compared to a year earlier. The increase was mainly due to a $560,000 increase in professional fees, primarily related to engaging consultants to help us review internal processes and procedures to identify additional opportunities to improve financial performance. During the second quarter of 2011, we recorded an income tax benefit of $6,000 as compared to an income tax benefit of $1.0 million during the same period of 2010.

First Half Financial Highlights

Net interest income was $8.8 million for the first six months of 2011, a decline of $291,000, or 3.2%, compared to 2010. Net interest margin, on a tax equivalent basis, increased from 3.80% during the first half of 2010 to 3.81% during the same period of 2011. Our average interest-earning assets declined from $521.0 million during the first half of 2010 to $504.6 million during the same period of 2011. The provision for loan losses declined from $4.7 million during the first half of 2010 to $1.1 million during the same period of 2011.

Total non-interest income was $4.1 million for the first six months of 2011, an increase of $104,000, or 2.6%, from the same period in 2010. This improvement resulted from increases of $214,000 in fees and service charges, $166,000 in other non-interest income and $46,000 in bank owned life insurance income. Partially offsetting those increases was a decline of $322,000 in gains on sales of loans.

We did not record any gains or losses on our investment portfolio in the first six months of 2011. During the first six months of 2010, we realized a $563,000 gain on the sale of investments as we sold some of our high-quality, mortgage-backed investment securities at what we believed to be premium pricing in the marketplace. We also recorded a $140,000 credit-related, other-than-temporary impairment loss during the first six months of 2010.

 For the first six months of 2011, non-interest expense increased $478,000, or 5.0%, to $10.1 million as compared to the same period of 2010. The increase in non-interest expense was the result of a $711,000 increase in professional fees, primarily related to engaging consultants to help us review internal processes and procedures to identify additional opportunities to improve financial performance. Among other things offsetting the higher professional fees was a reduction of $147,000 in foreclosure and real estate owned expense, which was elevated in the first six months of 2010 compared to historical levels. During the six months ended June 30, 2011, we recorded income tax expense of $136,000, an effective tax rate of 7.4%, compared to an income tax benefit of $772,000 in the same period of 2010.

Balance Sheet Highlights

Total assets increased to $577.4 million at June 30, 2011, from $561.5 million at December 31, 2010. Stockholders’ equity was $56.3 million (book value of $21.26 per share) at June 30, 2011, compared to $53.8 million (book value of $20.41 per share) at December 31, 2010. The ratio of equity to total assets increased to 9.75% at June 30, 2011, from 9.58% at December 31, 2010, and our ratio of tangible equity to tangible assets increased to 7.36% from 7.08% over the same periods, respectively. Net loans increased to $307.5 million at June 30, 2011, compared to $306.7 million at December 31, 2010. Our investments increased from $175.9 million at December 31, 2010, to $194.0 million at June 30, 2011, as we invested some of our excess liquidity during the first half of 2011, primarily in mortgage-backed investment securities.

At June 30, 2011, the allowance for loan losses was $4.0 million, or 1.29% of gross loans outstanding, compared to $5.0 million, or 1.60% of gross loans outstanding at December 31, 2010.  Loans past due 30-89 days and still accruing interest totaled $1.4 million, or 0.44% of gross loans, at both June 30, 2011 and December 31, 2010. Non-performing loans, which primarily consist of loans greater than 90 days past due, totaled $807,000, or 0.26% of gross loans, at June 30, 2011, down from $4.8 million, or 1.55% of gross loans, at December 31, 2010. During the second quarter of 2011 we had net loan charge-offs of $1.1 million compared to $5.7 million during the same period of 2010. During the first six months of 2011 we had net loan charge-offs of $2.1 compared to $5.8 million during the first half of 2010. In the second quarter of 2011, we charged-off the remaining $1.0 million, of a $4.3 million construction loan, due to additional delays associated with the litigation pursuing payment from the guarantor. The loan had been previously charged down $3.3 million in the second quarter of 2010 due to a significant decline in the appraised value of the collateral securing the loan.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights
(Dollars in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,	June 30,
	2011	2010	2010
ASSETS:
Cash and cash equivalents	$10,642	$9,735	$9,655
Investment securities	193,968	175,872	165,498
Loans, net	307,544	306,668	334,912
Loans held for sale	8,266	12,576	9,544
Premises and equipment, net	14,854	15,225	15,454
Bank owned life insurance	15,866	13,080	12,794
Goodwill	12,894	12,894	12,894
Other intangible assets, net	1,982	2,233	2,236
Other assets	11,429	13,223	13,203
TOTAL ASSETS	$577,445	$561,506	$576,190

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$448,437	$431,314	$432,750
Federal Home Loan Bank and other borrowings	64,798	70,301	83,789
Other liabilities	7,918	6,074	5,945
Total liabilities	521,153	507,689	522,484
Stockholders' equity	56,292	53,817	53,706
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$577,445	$561,506	$576,190

LOANS (unaudited):

One-to-four family residential real estate	$79,456	$79,631	$85,602
Construction and land	21,969	23,652	29,378
Commercial real estate	94,759	92,124	98,837
Commercial	55,614	57,286	60,434
Agriculture	37,907	38,836	42,754
Municipal	7,515	5,393	5,982
Consumer	13,975	14,385	15,849
Net deferred loan costs and loans in process	354	328	449
Allowance for loan losses	(4,005)	(4,967)	(4,373)
Loans, net	$307,544	$306,668	$334,912

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$807	$4,817	$6,726
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	1,117	1,125	1,382
Real estate owned	2,747	3,194	3,370
Total non-performing assets	$4,671	$9,136	$11,478

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.44%	0.44%	0.53%
Total non-performing loans to gross loans outstanding	0.26%	1.55%	1.99%
Total non-performing assets to total assets	0.81%	1.63%	1.99%
Allowance for loan losses to gross loans outstanding	1.29%	1.60%	1.29%
Allowance for loan losses to total non-performing loans	496.28%	103.11%	65.02%
Equity to total assets	9.75%	9.58%	9.32%
Tangible equity to tangible assets	7.36%	7.08%	6.88%

Financial Highlights (continued)
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Interest income:
Loans	$4,390	$4,910	$8,747	$9,780
Investment securities and other	1,317	1,309	2,521	2,731
Total interest income	5,707	6,219	11,268	12,511

Interest expense:
Deposits	703	968	1,463	2,007
Borrowed funds	469	679	956	1,364
Total interest expense	1,172	1,647	2,419	3,371

Net interest income	4,535	4,572	8,849	9,140
Provision for loan losses	700	4,000	1,100	4,700
Net interest income after provision for loan losses	3,835	572	7,749	4,440

Non-interest income:
Fees and service charges	1,217	1,135	2,354	2,140
Gains on sales of loans, net	463	893	1,082	1,404
Bank owned life insurance	150	124	294	248
Other	278	124	415	249
Total non-interest income	2,108	2,276	4,145	4,041

Investment securities (losses) gains, net:
Net impairment losses	-	(140)	-	(140)
Gains on sales of investment securities	-	-	-	563
Investment securities (losses) gains, net	-	(140)	-	423

Non-interest expense:
Compensation and benefits	2,297	2,315	4,671	4,639
Occupancy and equipment	720	673	1,428	1,392
Professional fees	746	186	1,031	320
Data processing	179	224	377	432
Amortization of intangibles	182	182	361	361
Federal deposit insurance premiums	117	183	292	362
Advertising	138	119	297	237
Foreclosure and real estate owned expense	39	29	64	211
Other	809	861	1,537	1,626
Total non-interest expense	5,227	4,772	10,058	9,580

Earnings (loss) before income taxes	716	(2,064)	1,836	(676)
Income tax (benefit) expense	(6)	(1,017)	136	(772)
Net earnings (loss)	$722	$(1,047)	$1,700	$96

Net earnings (loss) per share (1)
Basic	$0.27	$(0.40)	$0.64	$0.04
Diluted	0.27	(0.40)	0.64	0.04

Book value per share (1)	$21.26	$20.42	$21.26	$20.42

Shares outstanding at end of period (1)	2,648,050	2,629,478	2,648,050	2,629,478

Weighted average common shares outstanding - basic (1)	2,646,160	2,629,478	2,642,484	2,624,159
Weighted average common shares outstanding - diluted (1)	2,646,780	2,629,478	2,643,122	2,626,692

OTHER DATA (unaudited):
Return on average assets (2)	0.50%	(0.72)%	0.60%	0.03%
Return on average equity (2)	5.22%	(7.63)%	6.25%	0.35%
Net interest margin (2) (3)	3.81%	3.79%	3.81%	3.80%

(1) Share and per share values at or for the periods ended June 30, 2010 have been adjusted to give effect to the 5% stock dividend paid during December 2010.
(2) Information for the three and six months ended June 30 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.